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                                                                    EXHIBIT 99.4

                                    EXHIBIT A

                                 PROMISSORY NOTE

$_________________                                          __________ ___, 1999


         FOR VALUE RECEIVED, the maker, _________________________________, promises to pay to Fresh Foods, Inc. (the "Company") the principal sum of _______________ DOLLARS AND NO CENTS ($____), together with simple interest from the date of this Note at the rate of 4.71% per annum, subject to adjustment as provided below. If not sooner paid, the principal and any accrued but unpaid interest shall be due and payable on _________ ___, 2004, except as provided below. This Note is payable at the corporate offices of the Company at 3437 East Main Street, Claremont, North Carolina, or at such other place as the Company may designate in writing from time to time. This Note is issued pursuant to the Fresh Foods, Inc. Non-Employee Director Stock Purchase Loan Plan (the "Plan") and a Loan and Stock Purchase Agreement between the Company and maker (the "Loan Agreement"). All terms not otherwise defined herein shall have the meanings given such terms in the Plan and the Loan Agreement.

         Prepayments. The maker may prepay this Note, in whole or in part, at any time without penalty. Optional prepayments shall be applied first to the repayment of principal and then to the payment of accrued but unpaid interest.

         Share Certificates. The maker requests that the Company hold the certificates representing the Shares as custodian for the maker's benefit in order to assist the maker in avoiding an inadvertent disposition of any of the Shares. The maker acknowledges that there are no restrictions on the maker's right to sell or otherwise dispose of any of the Shares (other than those restrictions imposed by the securities laws) and that maker may request, and is entitled to receive, delivery of the certificates representing the Shares at any time.

         Interest Rate Adjustment. The maker acknowledges that the indebtedness evidenced by this Note was incurred to enable the maker to acquire for cash in an amount equal to the principal amount hereof ________ shares of Company Stock (the "Shares"). If any Shares acquired by maker are sold, pledged or otherwise transferred, the interest rate on this Note will be immediately adjusted to the then prime rate of interest as reported in The Wall Street Journal or similar publication plus 4% (the "Disposition Rate"), and the maker will thereupon be required to make payments under this Note pursuant to a payment schedule to be attached to this Note. Such payment schedule shall provide for regular monthly payments in an amount sufficient to repay this Note fully at the Disposition Rate in substantially equal installments by the fifth anniversary of the date of this Note. In order for the maker to withdraw any Shares from the safekeeping of the Company, the maker must first make arrangements reasonably satisfactory to the Company regarding the registration and/or custody of the certificate(s) representing such Shares so that the

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Company may determine from time to time the interest rate applicable to this
Note; any failure to make such arrangements will cause the interest rate and payment terms to be adjusted as described immediately above.

         Termination of Service. (a) In the event of the maker's death, Disability or Retirement, the entire unpaid principal balance of this Note and any accrued but unpaid interest shall become due and payable on the second anniversary of such event.

         (b) In the event of any termination of the maker's service with the Company not covered by subparagraph (a) above, the entire unpaid principal balance of this Note and any accrued but unpaid interest shall become due and payable 120 days following the date of termination.

         Default. If any payment due hereunder is not made within 10 calendar days following the date on which such payment was due, or if the maker is declared or adjudicated to be bankrupt by a United States Bankruptcy Court, the maker shall be in default hereunder. Upon the occurrence of a default under this Note or the Loan Agreement, the entire unpaid principal balance of this Note and all accrued but unpaid interest, if any, shall, at the option of the holder, immediately become due and payable. Upon the occurrence of a default and, if the unpaid principal balance of this Note has not already become due and payable, the holder's exercise of such option, all amounts due under this Note (including accrued but unpaid interest) shall thereafter accrue (or continue to accrue) interest at a rate equal to the Disposition Rate. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

         Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Company in order to carry out the intentions of the parties hereto as nearly as may be possible, and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

         No Waivers. No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         Miscellaneous. Presentment, demand, protest and notices of dishonor and of protest are hereby waived by the maker to the extent permitted by law. The maker agrees that he will pay, to the extent permitted by law, all expenses incurred in collecting this obligation, including reasonable attorney's fees, should this obligation or any part thereof not be paid as and when due. This
Note is non-negotiable.

         Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without application of North Carolina conflict of law rules.


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                                             Name:
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                                             Title:
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